Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD 10 AND THIRD QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period 10 Average Unit Volumes in Recent History

CARPINTERIA, Calif. – Nov. 15, 2006 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 10 same-store sales for the four weeks ended Nov. 6, 2006, for Carl’s Jr.® and Hardee’s® as well as third quarter results for the twelve weeks ended on the same date.

Brand	Period 10		Third Quarter		Fiscal Year to Date
	FY 2007	FY 2006	FY 2007	FY 2006	FY 2007	FY 2006

Carl’s Jr.	+3.4%	+3.2%	+6.2%	-0.1%	+5.5%	+1.2%

Hardee’s	+3.4%	-0.9%	+5.6%	-3.5%	+4.8%	-1.1%

Blended	+3.4%	+1.1%	+5.9%	-1.9%	+5.2%	+0.1%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are very pleased to report positive blended same-store sales of 3.4 percent for period 10, 5.9 percent for the third quarter, and 5.2 percent for fiscal year to date. This also marks our 12th consecutive period of positive same-store sales for both Carl’s Jr. and Hardee’s.”

“We believe this performance is attributable to the strength of our core brands as well as our high quality premium products and our cutting edge advertising. As a good example of this all coming together, during the last two weeks of the period, we aired a spot for ‘The $6,000 Combo Meal’, featuring our Angus beef Six Dollar Burger™, fries, and a 24-year old bottle of French Bordeaux wine starring the Maloof brothers, owners of the Palms Casino Resort in Las Vegas. This ad reinforced the premium quality of just one of the products available at both of our key brands and spoke directly to the ‘young, hungry guys’ in our target audience who aspire to the dream lifestyle of the Maloofs.”

“Carl’s Jr. posted a same-store sales increase of 3.4 percent in period 10, lapping a 3.2 percent performance in the prior year. During the period, Carl’s Jr. continued to feature the popular ‘meat-as-a-condiment’ Pastrami Burger™, as well as the Smoked Sausage Breakfast Sandwich™ during the breakfast daypart. On a two-year cumulative basis, same-store sales at Carl’s Jr. have increased more than 6.5 percent,” said Puzder. “Average unit volume for period 10 was higher than any comparable period 10 ever.”

“For the third quarter, Carl’s Jr. recorded a 6.2 percent same-store sales increase. For the fiscal year to date, Carl’s Jr. same-store sales have increased 5.5 percent.” Revenue for the third quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $132.0 million.

“Hardee’s recorded a same-store sales increase of 3.4 percent in period 10, compared to a decline of less than one percent in the prior year. During the period, Hardee’s continued to promote the Jalapeño Thickburger™, and the Loaded Breakfast Burrito™ during the breakfast daypart,” Puzder continued. “Hardee’s period 10 average unit volume was higher than any comparable period 10 since 1994.”

“Hardee’s same-store sales for the third quarter increased 5.6 percent, compared to a 3.5 percent decrease in the prior year. For the fiscal year to date, Hardee’s same-store sales have increased almost five percent.” Revenue for the third quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $148.7 million.

“During the twelve weeks ended Nov. 6, 2006, we reduced our outstanding convertible notes by approximately $38.4 million pursuant to unsolicited offers by certain of our convertible note holders to convert their notes into common stock in return for an inducement payment. We incurred approximately $2.8 million in conversion inducement expense during the twelve weeks ended Nov. 6, 2006, for which we have not recognized a tax benefit for book purposes. Accordingly, we expect the $2.8 million of conversion inducement expense to reduce diluted earnings per share by $0.04 per diluted share for the twelve weeks ended Nov. 6, 2006. As of the end of the third quarter, we have reduced our $105.0 million face amount of convertible debt by $89.8 million for a total reduction of 85.5%. We have $15.2 million in convertible notes, or 14.5% of the original face amount, still outstanding. As such, we do not expect to incur comparable conversion inducement expense in future quarters.”

For the third quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill®	$132.0 million 148.7 million 10.1 million

Total	$290.8 million

Same-store sales results for period 11, ending Dec. 4, 2006, will be reported on or about Dec. 13, 2006.

As of the second fiscal quarter ended Aug. 14, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,131 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,072 Carl’s Jr. restaurants, 1,945 Hardee’s restaurants and 98 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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